Exhibit 99.2

April, 2014

Presentation Script

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us today. We’ll start with our acquisition of Pacer International, a major intermodal provider in North America. We completed the acquisition and brought Pacer on board yesterday. After that, we’ll give you an introduction to our company and our intense focus on world-class performance for customers. We’ll also explain the strategy that has driven XPO’s 28% revenue CAGR quarter-over-quarter for the past two years.

We’re bullish about the Pacer acquisition for a lot of reasons, but four in particular:

1.	The intermodal sector is one of the fastest-growing areas of transportation logistics;

2.	XPO is now the third largest provider of intermodal services in North America;

3.	XPO is now the largest provider of intermodal services in the cross-border Mexico marketplace, which is exhibiting strong growth trends; and

4.	The combination has created company-wide cross-selling opportunities in every area of our services.

First, the market opportunity. Intermodal is a dynamic, $15 billion sector that has been growing at three to five times GDP. Many shippers are discovering that they can use intermodal to lower their transportation costs for freight that travels at least 600 miles or so – in part because intermodal can be as much as three times more fuel-efficient for long haul. Currently, more than a third of our over-the-road freight movements travel over 600 miles – that could make them ripe for conversion to intermodal.

Second, we believe that our acquisition of Pacer makes XPO the third largest intermodal service provider in North America. Intermodal refers to the transport of goods by rail before and after it moves on other kinds of transportation – it’s the fastest-growing freight mode. We’re now a major player in the intermodal space, with immediate scale and technology, and deep relationships with customers and carriers.

Third, we’re now the largest provider of intermodal services across the U.S.-Mexico border. Cross-border Mexico is a high-growth sector of intermodal, driven by a shift to near-shoring by manufacturers. Mexico offers a competitively priced labor force and greater speed-to-market than overseas locales such as China – and compared to truckload, rail can offer a more cost-effective way to move freight cross-border. In addition, the Mexican government and railroads have made significant investments in the country’s transportation infrastructure. It’s estimated that approximately 2.8 million trucks move cross-border each year, so there’s a large potential universe for conversion to rail.

The fourth reason we’re excited about this acquisition is that we see significant potential synergies. The combination has increased XPO’s sales and service network to over 3,000 employees at 120 locations. We’re now facilitating more than 22,000 deliveries a day for approximately 12,000 customers.

The merging of our service offerings and sales forces represents a huge opportunity for us. Many of our customers are already asking for intermodal services. We’ll now start marketing intermodal to thousands of small and mid-sized shippers in our XPO customer base. The Pacer team has fit seamlessly into XPO because they share our do-or-die mentality about coming through for the customer – we do everything within our power to ensure that each shipment is picked up and delivered on time.

We’ll also market our expedited, LTL, managed transportation and last-mile services to Pacer’s customers on the intermodal side. And we expect to integrate Pacer’s truckload operation with our own, and move them onto our IT systems. Our expanded service offering should put us in a strong position to leverage an important industry trend: many customers, particularly large shippers, want to winnow down their relationships to fewer, larger 3PLs with deep capacity across a range of services. We believe that the addition of large-scale intermodal has enhanced our value proposition to shippers and positioned XPO as a leading logistics provider of choice.

Dan Avramovich, the former CEO of Pacer, has assumed new responsibilities as XPO’s senior vice president of strategic development. Dan will help to align our national and multi-national customers with our expanding base of capacity providers, including major rail relationships, and will also serve on our acquisition team.

Those are the highlights of the Pacer transaction and the potential upside it represents. Now we’d like to tell you more about XPO, and the ways in which we’re driving our growth through the precise execution of a clearly defined strategy.

We took control of XPO Logistics in September of 2011, with the objective of building a world-class transportation logistics company under the new XPO Logistics brand. We put a highly skilled management team in place and began executing our disciplined strategy for growth:

•	Acquire attractive companies that bring value and are highly scalable;

•	Optimize our existing operations with vigorous recruitment and training programs and state-of-the-art IT; and

•	Open cold-starts in locations where we can hire a large number of qualified salespeople to drive returns.

As we continue to realize strategic growth, we’re also building our capabilities as a complete supply chain partner for shippers. We’ve instilled a culture across XPO that is passionate about providing world-class service. We make sure that our sales and operations people know how to deal with customers on a professional basis, and we work to differentiate XPO by providing a consistently superior customer experience.

Today, we’re one of the fastest-growing logistics companies in North America, with a freight brokerage division that we’ve taken from a single location to the fourth largest brokerage firm in two years. We’re also the third largest provider of intermodal services, the largest provider of last-mile logistics, and the largest manager of expedited shipments, with growing positions in managed transportation, freight forwarding and less-than-truckload brokerage.

By attaining leading positions in the fastest-growing sectors of logistics, we’ve addressed an important industry trend – that is, that many shippers prefer to consolidate 3PL services with fewer and larger providers. We’re being responsive to the services our customers need and want by becoming a source of deep capacity across all major modes of transportation.

It’s been a busy couple of years. Pacer is our eleventh acquisition in two years. We completed four of these acquisitions in the last seven months alone: Pacer, last-mile leaders 3PD and Optima, and managed transportation provider NLM. 3PD, Optima and NLM hold leadership positions in some of the fastest-growing areas of transportation logistics.

We’re ramping up 24 cold-starts under experienced leadership. Our expedited business has approximately 400 independently owned trucks driving under our exclusive contract. We established relationships with an additional 24,000 carriers that provide capacity, representing more than half a million trucks on the road. We’re growing our carrier network with every acquisition – and we have three major capacity management centers to handle that growth, in Charlotte, Chicago and Atlanta.

We developed cutting-edge recruiting, training and onboarding programs. We grew our headcount from barely 200 employees in late 2011 to over 3,000 and counting. We introduced a scalable IT platform and released three major upgrades so far, with enhancements every few weeks. We now facilitate over 22,000 deliveries per day on average, with an intense focus on on-time pickup and delivery. Most important, we’ve instilled a high-octane, performance-driven culture focused on delivering world-class service to customers.

So we’ve made tremendous progress in just over two years. Now let’s take a closer look at each part of our strategy and the significant growth that’s embedded in our business model.

First is scale and optimization. This starts with our industry fundamentals. The transportation logistics industry in the United States alone is about a trillion dollars annually. Over-the-road trucking is about $350 billion of that spend, with an estimated 15% penetration rate by brokers. This equates to a $50 billion opportunity that’s growing at about two to three times GDP. Currently, we have more than 12,000 customers, primarily in manufacturing, industrial, retail, commercial, life sciences and government-related accounts – yet we serve less than 2% of the addressable market.

One thing that’s likely to drive increased penetration is an outsourcing trend with both shippers and carriers. It makes good economic sense for shippers and carriers to utilize third party logistics services. Instead of using internal staff to find freight or capacity, shippers and carriers are increasingly using brokers. Our strategy is positioning our company to benefit from this long-term trend. We’re building XPO not just for the $50 billion that’s going through brokers right now, but for the $300 billion that’s currently going direct from shippers to carriers.

In addition to being large and growing, our industry is highly fragmented. There are more than 10,000 licensed brokers in the U.S., but only about 25 brokerage firms with more than $200 million in revenue. Fragmentation gives us a dual benefit: it supports the acquisition leg of our strategy, and creates a competitive advantage for XPO as one of the largest brokerage firms in North America.

We’re working diligently to raise our profile in front of every prospective customer in this space. We’ve identified the 1,200 largest shippers in North America as strategic account targets. The next largest 5,000 shippers are our national account targets. In addition, there are hundreds of thousands of small and medium-sized customers who can use our services. Our branch network reaches out to them every day.

We see huge growth potential in strategic accounts. Last year, we launched a strategic accounts team to target opportunities with the largest shippers. This team has deep industry experience, and a long track record with large shippers. They’re very attentive to the nuances of the needs of large shippers, and they’re getting a favorable response from these customers.

Our strategic accounts team includes a number of high-profile industry veterans, including Jeff Battle, Dennis McCaffrey, Greg Ritter and Pat Gillihan. Jeff is one of the key executives who led the growth of Turbo Logistics over the last two decades. Dennis has 20 years in the industry, and most recently ran the outside sales organization for our expedited transportation group. Greg was previously president of Knight Brokerage, and before that he was with C.H. Robinson Worldwide for 22 years. And Pat was one of the owners of Covered Logistics who built the business into a prime provider of logistics to the manufacturing, postal, and oil and gas sectors.

Beyond strategic accounts, we’re focused on growing our revenues through new business development and share of wallet with existing customers. We’re doing this in a disciplined and organized manner. All of our salespeople are on salesforce.com, and we’ve assigned a single point of contact for each customer. This gives us good visibility into the progress of sales activities, and it helps us to cross-sell our services.

Less-than-truckload is another revenue stream that’s on our doorstep. We’re taking steps to tap into this $32 billion sector in a big way. Currently, less than $25 million of our company’s annual revenue comes from LTL – yet almost all of our full truckload customers have LTL business. Our acquisition of Interide in May brought us a lot of LTL expertise, as well as an LTL technology platform that we’ve rolled out in all of our sales offices. Now that we’ve combined Interide’s carriers with our own network, we’re already getting better LTL rates. We’re very excited about the magnitude of the LTL opportunity.

Whether we’re providing services in brokerage, LTL, intermodal, last-mile, expedite or our other offerings, our experience tells us that customers respond to one thing: results. They want on-time pickup and delivery. They want their goods to arrive safely. They’re very focused on making sure that service failures don’t happen. If a problem does occur, they want to know about it right away and they want to see a solution. We get that. If you walk into one of our branch offices, you’ll see that our people are professional, efficient and on top of things.

One of the ways we empower our employees to deliver world-class service is through our information technology. We believe that our technology is a big differentiator in our industry. We have a dedicated development team in Cambridge, Mass., that focuses solely on driving innovation and the effectiveness of our systems. We design our systems to make sure they can accommodate huge scale and complex automation. They create the discipline that helps us manage rapid growth.

In 2012, we put a scalable IT platform in place across the company, with sales, service, carrier and track-and-trace capabilities. We followed that up with new pricing tools, load-covering capabilities, and the introduction of our proprietary freight optimizer software. We put out another major release last year that includes a carrier rating engine and LTL upgrades, and we’ve enhanced the functionality of our customer and carrier portals.

Our IT team has created algorithms that provide actionable pricing information and carrier procurement, as well as analytic capabilities for truckload market conditions. As we acquire lane and pricing histories from the companies we purchase, that information gets added to our database and can be used by our salespeople. For example, we can pull in real-time market data to highlight demand and availability in specific lanes and regions. This gives our salespeople price and capacity visibility across North America.

We use detailed carrier profiling that identifies each carrier’s strengths, equipment, preferred lanes and performance metrics. And we have similar profiling for our customers, that pinpoints both operational and load requirements. We also have the ability to manage our customers’ specific routing guides and tariffs, which makes us a true partner to larger accounts.

That’s an overview of part one of our strategy: scale and optimization. Part two is acquisitions. When we look at a potential acquisition, it’s more than just a financial transaction. We ask ourselves, what special value does this company bring to the table? How does it fit into XPO? Is this an operation that we can grow to many times its current size? Will the employees be exceptional additions to our organization? And most important, is it a service that our customers need and want?

In December, we acquired NLM, the leader in web-managed expedite logistics, which gave us a strong foothold in managed transportation. We now manage more shipments in the $4 billion expedite sector than any other 3PL in North America. Our company’s roots are in expedited, which requires picking up and delivering freight very quickly, with a goal of zero service failures. Our expedite business dates back more than 20 years – so a do-or-die mindset of meeting customer needs is embedded in our DNA.

In January, we appointed Chris Healy as president of our four expedited operations: Express-1, XPO NLM, XPO Air Charter and our Gainesville, Ga., expedited office. Chris is a 30-year veteran of the transportation industry with deep experience in expedited services. He’s held senior positions with Active Aero Charter, Boyd Brothers Transportation, Caliber Logistics (now FedEx Supply Chain Services) and Roberts Express (now FedEx Custom Critical). We’re excited to have him on board.

We’re also the largest provider of last-mile logistics for heavy goods. Our acquisitions of 3PD and Optima Service Solutions have made us the largest player in this space. Last-mile is a $13 billion sector that is growing at five to six times GDP. Shippers depend on us to represent their brand during “white glove” deliveries inside a customer’s home, often with family members present. Less-than-stellar service is simply not an option. Whether it’s truckload, LTL, intermodal, expedited, last-mile or freight forwarding, we see an opportunity to differentiate XPO by providing truly phenomenal customer service.

Our acquisition program continues to be very lively – we’re working with a pipeline that includes prospects in most of our areas of service, with an emphasis on freight brokerage. We’ve looked at over 1,000 companies in the last couple of years, and we’ve refined that list to the 100 most attractive companies. Our acquisition team is constantly in dialogue with these targets. Many are eager to join XPO. They like our energy – they know we’re going places. For our part, we’re being very disciplined about seeking out strategically sound acquisitions that align with our core competencies.

We design each acquisition to be a win-win. Our acquired operations can sell the services of our other divisions, and we gain more carriers, customers and expertise that we can use company-wide. For example, we’ve added capabilities in LTL, last-mile, refrigerated and expedited air charter through acquisitions, as well as intermodal. Our acquisitions of Turbo, Kelron, Covered Logistics, 3PD and Pacer increased our penetration with Fortune 500 companies. The added locations give us more real-time visibility into the ebb and flow of pricing in various lanes. As a result of these synergies, our salespeople can cover loads more effectively.

This brings us to the third part of our strategy, and an important one: cold-starts. Of the 24 cold-starts we mentioned earlier, 11 are freight brokerage. Even though eight of the 11 are barely a year old on average, and two just opened in December, they already have a combined annual revenue run rate of over $150 million. A year ago, their run rate was roughly $60 million, so we’ve grown our brokerage cold-start revenue by 2.5 times in about 12 months, and we’ll continue to grow them fast. We also opened 12 cold-starts in freight forwarding and one in expedite.

Cold-starts of any size can generate extremely high returns on invested capital, because the amount of start-up capital is relatively slim: generally a million dollars or less. And there’s a large component of variable-based incentive compensation.

Each of our freight brokerage cold-starts is led by a highly experienced branch president. We seek to locate these branches in prime areas for recruitment. Talent is the most important factor for cold-starts – both leadership and sales talent. It was the most important factor in locating our most recent brokerage cold-start in Richmond. In addition, we’ve received approval for up to $1.9 million in state and local tax incentives to develop a large brokerage facility in Louisville, Kentucky.

That’s our business plan. Now it comes down to operational excellence: execution and management. So let’s spend a few minutes on our senior management team.

Our CEO, Brad Jacobs, started four highly successful companies from scratch prior to XPO Logistics, and built each of those companies into a billion or multi-billion dollar enterprise. Brad and the management teams he led created dramatic shareholder value. In the process, they completed nearly 500 acquisitions and opened approximately 250 cold-starts.

The two most recent companies Brad led were United Waste Systems, which he built into the fifth largest solid waste management company in North America, and United Rentals, which he grew to be the largest construction equipment rental company in the world. From 1992, when Brad took United Waste public, to 1997, when he sold it for $2.5 billion to Waste Management, the earnings compounded at about 55% CAGR and the stock price outperformed the S&P 500 by 5.6 times. At United Rentals, over the 10 years he led the company, United Rentals stock outperformed the Index by 2.2 times.

Brad spent the better part of his first year with XPO assembling a team whose collective skill set is the perfect fit for our company’s ambitious growth strategy. For a competitor to successfully copy our business plan, it would need the deep bench of talent that we have – not just at the senior executive level, but in every key position. Here are just a few examples of our talent:

John Hardig, our chief financial officer, has been a significant presence in the transportation industry for nearly two decades. Before joining XPO, John was a managing director in the Transportation & Logistics group at Stifel Nicolaus Weisel, and an investment banker in the Transportation and Telecom groups at Alex. Brown and Sons. John has advised transportation and logistics companies on more than 60 M&A and capital market transactions. He lead-managed IPOs for C.H. Robinson and Hub Group, and he was an underwriter on equity offerings for Forward Air, Heartland Express and Knight Transportation.

Scott Malat is our chief strategy officer. He’s involved in all aspects of our company that require strategic thinking, including sales and marketing, operational benchmarking and equity market relationships. Scott knows our industry inside and out. He was the senior equity research analyst covering the air, rail, trucking and shipping sectors at Goldman Sachs prior to joining XPO. Earlier, he was an equity research analyst with UBS, and a strategy manager with JPMorgan Chase.

Troy Cooper is our senior vice president of operations and finance. Before XPO, he was responsible for integrating hundreds of acquisitions for high-growth companies in three different industries – including United Rentals and United Waste. United Rentals had the twenty-fourth largest private equipment fleet in the United States, and United Waste had the fifth largest truck fleet for solid waste collection. In addition to his strong financial skills, Troy brings disciplined oversight to our operations.

Gordon Devens is our general counsel. Gordon is more than just a talented corporate lawyer. After working at Skadden, Arps, he spent 15 years with AutoNation, where he was associate general counsel, and later led AutoNation’s deal team. Gordon has completed over 250 M&A transactions during his career, and he brings that experience to XPO’s growth strategy.

Mario Harik is our CIO. He was previously the CIO at Oakleaf Waste Management, a logistics provider that was sold in 2011. Mario has been tapped over the years by Fortune 100 companies for his expertise in building comprehensive IT organizations and proprietary platforms, similar to what we’re doing here at XPO. He’s put together a superstar team that is using technology in innovative ways that tie directly to customer service. They’ve accomplished a huge amount in a short period of time.

On the carrier side, Lou Amo is our vice president of carrier procurement and operations. Lou has 16 years’ experience working on both the shipper side and the carrier side in senior positions with companies like Electrolux, Union Pacific and Odyssey Logistics. Lou’s team specializes in building relationships with small and medium-sized carriers, mostly with fewer than 50 trucks. We treat our carriers respectfully and professionally, we give them miles at fair rates, and we earn their trust. In return, they work hard to make sure we fulfill our commitment to our customers: to pick up and deliver each shipment on time.

Julie Luna is our chief commercial officer, with over 25 years of industry experience. Julie was the executive vice president of sales and marketing for Pacer’s intermodal business when XPO acquired the company. Prior to Pacer, she held senior positions in sales and marketing and national account management over 23 years with Union Pacific Railroad. As UP’s vice president and general manager for Automotive, Julie led a $1.2 billion business focused on transporting automotive vehicles and parts.

Taken in its entirety, our organization is unique in the industry because it includes top talent from virtually every other major 3PL in North America. Not only do we have deep bench strength, we have a rich diversity of industry experience. We’ve assembled some of the most energetic thinkers in logistics.

Moving on to the financial picture: we more than quadrupled the size of the business two years. We reported $177 million of revenue for 2011, and by year-end 2013 we had met our targets for a run rate of at least $1 billion and positive EBITDA in the fourth quarter. Now, with Pacer, we’ve taken another huge step forward, putting us on a run rate of approximately $2 billion.

For the fourth quarter of 2013, we reported a significant increase in gross margin percentage in every one of our business units. We increased our freight brokerage margin by 790 basis points, and drove revenue up 202% year-over-year. In our expedited business, we increased margin by 100 basis points and revenue by 19%. And while revenue was flat in our freight forwarding business, margin improved by 80 basis points.

Look ahead, we’ve issued the following financial outlooks for 2014 and 2017. For this year, our targets are:

•	An annual revenue run rate of at least $2.75 billion by December 31;

•	An annual EBITDA run rate of at least $100 million by December 31; and

•	At least $400 million of acquired historical annual revenue, excluding the Pacer acquisition.

For 2017, our targets are:

•	Revenue of approximately $7.5 billion; and

•	EBITDA of approximately $425 million.

Finally, it’s worth noting that XPO management owns almost 30% of the company’s shares, based on the SEC beneficial ownership rules. Our interests are entirely aligned with our public shareholders to create substantial long-term value.

So to sum it up: we took a $177 million company and built it into the fourth largest freight broker in North America in two years. We’re focused on rapid, disciplined growth that makes the best use of our resources to create long-term shareholder value. We’ve established leading positions in some of the fastest-growing areas of logistics – intermodal, last-mile and expedited– with a growing presence in less-than-truckload brokerage, global freight forwarding and managed transportation. We currently facilitate more than 22,000 deliveries a day, with 120 locations that serve approximately 12,000 customers in the U.S., Canada and Mexico. We’ve assembled a management team that includes top talent from inside and outside the industry, with a skill set that’s uniquely matched to our strategy. And we have more than 3,000 employees who are intent on making sure that our customers see XPO as an irreplaceable supply chain partner. When we look ahead, we see a clear path to grow the business far beyond our accomplishments to date. We’re excited about the future of XPO!

Thank you for your interest.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including XPO’s full year 2014 and full year 2017 financial targets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms.

However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition; XPO’s ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of acquisitions, including the expected impact on XPO’s results of operations; XPO’s ability to raise debt and equity capital; XPO’s ability to attract and retain key employees to execute its growth strategy; litigation, including litigation related to alleged misclassification of independent contractors; the ability to develop and implement a suitable information technology system; the ability to maintain positive relationships with XPO’s networks of third-party transportation providers; the ability to retain XPO’s and acquired businesses’ largest customers; XPO’s ability to successfully integrate acquired businesses and realize anticipated synergies and cost savings; and governmental regulation. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO or its businesses or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.